State of Delaware
Secretary of State
Division of Corporations
Delivered 12:54 PM 03/19/2018
FILED 12:54 PM 03/19/2018
SR 20182016038 - File Number 4836603

CORRECTED CERTIFICATE TO THE

SECOND CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF 9 LABS CORP.

9 Labs Corp. (Airware Labs Corp.), a Delaware corporation (the *"Corporation"*), does hereby certify that:

1. The Second Amendment to the Certificate of Incorporation of the Corporation (the *"Certificate"*) was filed in the Office of the Secretary of State of the State of Delaware (*"State Office"*) on March 15, 2018.

2. The Certificate was defectively executed, and is an inaccurate record of the action therein referred to in that (i) the amendment to Article 4 for the name change was to have a future effective date subsequent to the date of filing, but (ii) the amendment to Article 5 for the increase in the authorized number of shares of common stock was to be effective upon the filing date. Different effective dates for different portions of the Certificate as a single instrument are not permissible so only the amendment to increase the authorized number of shares of common stock is to be made.

3. The Corrected Certificate to the Second Certificate of Amendment to the Certificate of Incorporation is as follows:

SECOND CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AIRWARE LABS CORP.

Airware Labs Corp., a Delaware corporation (the "*Corporation*"), hereby certifies as follows:

1. The name of the Corporation is Airware Labs Corp., and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 15, 2010 under the name Crown Dynamics Corp.

2. The Board of Directors previously adopted resolutions to amend the Certificate of Incorporation with the State of Delaware on October 22, 2012 and the Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 26, 2012.

3. This Second Certificate of Amendment to the Certificate of Incorporation has been duly adopted and approved by the Corporation's Board of Directors pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (as amended, the "*DGCL*"), and has been duly adopted and approved by the Corporation's stockholders in accordance with Sections 228 and 242 of the DGCL.

4. The Article numbered FOURTH of the Certificate is hereby amended and restated in its entirety as follows:

> "FOURTH: The total amount of capital stock that this Corporation is authorized to issue is 2,000,000,000 shares of common stock with a par value of $0.0001 per share."

5. The Certificate of Incorporation of the Corporation, as amended, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Second Certificate of Amendment to the Certificate of Incorporation of Airware Labs Corp. has been signed by a duly authorized officer of the Corporation on March 12, 2018.

Name: Jeffrey Rassas
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Corrected Certificate to the Second Certificate of Amendment to the Certificate of Incorporation of 9 Labs Corp. has been signed by a duly authorized officer of the Corporation on March 19, 2018.

9 Labs Corp.

By: ______________________

Name: Jeffrey Rassas

Title: Chief Executive Officer